For Immediate Release







New York, N.Y., August 30, 1994 - Rockefeller Center Properties, Inc.
(RCPI) announced today that it intends to record the unrecorded portion (approximately $1.25 billion) of its mortgage on most of the land and buildings constituting Rockefeller Center.

RCPI has decided to record this portion of its mortgage to enhance the security of its Mortgage Loan on the Property in view of the scheduled year-end reduction in the amount of the letters of credit provided by the Borrowers as additional collateral and the present unwillingness of the parents of the Borrowers either to defer this reduction or to commit to cover future cash shortfalls at the Property.

RCPI said it has delivered a notice to the Borrowers stating that RCPI was exercising its right to require the Borrowers to pay the recording  tax  on  the mortgage in the amount of  approximately  $35 million.

RCPI's President and Chief Executive Officer Edward P. Fontaine said, "Recording the mortgage is appropriate at this time to safeguard the investment of RCPI's fifty thousand shareholders. We expect that this step should also enhance our ability to obtain future financing."



               For further information please contact:
                       Stephanie Leggett Young
                 Rockefeller Center Properties, Inc.
                           (212) 698-1440